EXHIBIT 99.A

News For Immediate Release

El Paso Corporation to Elect Directors by Majority Vote

HOUSTON, TEXAS, October 26, 2006—El Paso Corporation (NYSE:EP) announced today that its board of directors has amended the company’s by-laws to provide for the election of directors by the majority vote of stockholders in uncontested elections. In addition, the board amended El Paso’s Corporate Governance Guidelines to provide that the board will nominate for election or appoint to board vacancies only candidates who irrevocably agree to resign if they fail to receive the required majority vote. In the event a director fails to receive a majority of votes cast and the board accepts the resignation tendered, then that director would cease to be a director of the company. A copy of the amended by-laws and Corporate Governance Guidelines can be found in the Investors section of El Paso’s Web site at www.elpaso.com.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit http://www.elpaso.com.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906